                                                                    EXHIBIT 11.1



                  FEDERAL EXPRESS CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE


     Net income applicable to common and common equivalent shares and the weighted average number of shares used in the calculation of earnings per share for the three- and nine-month periods ended February 29, 1996 and February 28, 1995 were as follows (in thousands, except per share amounts):


                                                 Three Months Ended            Nine Months Ended
                                             ---------------------------   ---------------------------
                                             February 29,   February 28,   February 29,   February 28,
                                                 1996           1995           1996           1995
                                             ------------   ------------   ------------   ------------
Net income applicable to
  common and common equivalent
  shares . . . . . . . . . . . . . . . . . .   $ 27,156       $ 63,107       $192,361       $210,388
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------

Average shares of common stock
  outstanding. . . . . . . . . . . . . . . .     56,711         55,987         56,483         55,945
Common Equivalent Shares:
  Assumed exercise of
    outstanding dilutive
    options. . . . . . . . . . . . . . . . .      2,463          1,733          2,732          2,253
  Less shares repurchased from
    proceeds of assumed exercise
    of options . . . . . . . . . . . . . . .     (1,916)        (1,346)        (2,146)        (1,740)
                                               --------       --------       --------       --------

Average common and common
  equivalent shares. . . . . . . . . . . . .     57,258         56,374         57,069         56,458
                                               --------       --------       --------       --------

Earnings per share . . . . . . . . . . . . .   $    .47       $   1.12       $   3.37       $   3.73
                                               --------       --------       --------       --------
                                               --------       --------       --------       --------

     The computation of the number of shares repurchased from the proceeds of the assumed exercise of outstanding dilutive options is based upon the average market price of the Company's common stock during the periods. Common equivalent shares are excluded in periods in which their assumed exercise would have an anti-dilutive effect.

     Fully diluted earnings per share are substantially the same as earnings per share.